Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UNIVEST CORPORATION OF PENNSYLVANIA

AND

UNIVEST BANK AND TRUST CO.

AND

VALLEY GREEN BANK

dated as of

June 17, 2014

(i)

4.26.	Reorganization	34
4.27.	Quality of Representations	34
4.28.	No Other Representations or Warranties	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF UNIVEST		35
5.1.	Organization	35
5.2.	Capitalization	36
5.3.	Authority; No Violation	37
5.4.	Consents	38
5.5.	Financial Statements; Undisclosed Liabilities	38
5.6.	Taxes	39
5.7.	No Material Adverse Effect	40
5.8.	Ownership of Property; Insurance Coverage	40
5.9.	Legal Proceedings	41
5.10.	Compliance With Applicable Law	41
5.11.	Employee Benefit Plans	42
5.12.	Environmental Matters	44
5.13.	Brokers, Finders and Financial Advisors	44
5.14.	Loan Matters	44
5.15.	SEC Reports	45
5.16.	Required Vote	45
5.17.	Fairness Opinion	45
5.18.	Univest Information Supplied	45
5.19.	Reorganization	46
5.20.	Quality of Representations	46
5.21.	No Other Representations or Warranties	46

ARTICLE VI COVENANTS OF VALLEY GREEN		46
6.1.	Conduct of Business	46
6.2.	Financial and Other Statements	51
6.3.	Maintenance of Insurance	51
6.4.	Disclosure Supplements	51
6.5.	Consents and Approvals of Third Parties	52
6.6.	Commercially Reasonable Efforts	52
6.7.	Failure to Fulfill Conditions	52
6.8.	No Other Bids and Related Matters	52
6.9.	Reserves and Merger-Related Costs	55
6.10.	Board of Directors and Committee Meetings	55
6.11.	Affiliate Letters	56

ARTICLE VII COVENANTS OF UNIVEST		56
7.1.	Conduct of Business	56
7.2.	Maintenance of Insurance	57
7.3.	Disclosure Supplements	57
7.4.	Consents and Approvals of Third Parties	57
7.5.	Commercially Reasonable Efforts	57
7.6.	Failure to Fulfill Conditions	57

(ii)

7.7.	Affiliate Letters	57
7.8.	Univest Board	57
7.9.	Employee Matters	58
7.10.	Directors and Officers Indemnification and Insurance	60
7.11.	Stock Reserve	61
7.12.	Exchange Listing	61
7.13.	Valley Green Bank Division	61

ARTICLE VIII ADDITIONAL AGREEMENTS		62
8.1.	Shareholder Meetings	62
8.2.	Proxy Statement-Prospectus	62
8.3.	Regulatory Approvals	63
8.4.	Current Information	64
8.5.	Access; Confidentiality	65
8.6.	Valley Green Director and Officer Agreements	65

ARTICLE IX CLOSING CONDITIONS		66
9.1.	Conditions to Each Party’s Obligations under this Agreement	66
9.2.	Conditions to the Obligations of Univest under this Agreement	67
9.3.	Conditions to the Obligations of Valley Green under this Agreement	68

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		69
10.1.	Termination	69
10.2.	Effect of Termination	72
10.3.	Amendment, Extension and Waiver	73

ARTICLE XI MISCELLANEOUS		73
11.1.	Confidentiality	73
11.2.	Public Announcements	73
11.3.	Survival	74
11.4.	Expenses	74
11.5.	Notices	74
11.6.	Parties in Interest	75
11.7.	Complete Agreement	75
11.8.	Counterparts	75
11.9.	Severability	75
11.10.	Governing Law	76
11.11.	Interpretation	76
11.12.	Specific Performance; Jurisdiction	76

Exhibit A Form of Valley Green Affiliate Letter
Exhibit B Form of Univest Affiliate Letter

(iii)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 17, 2014, is made by Univest Corporation of Pennsylvania, a Pennsylvania corporation (“Univest”), Univest Bank and Trust Co., a Pennsylvania bank and trust company (“Univest Bank”) and Valley Green Bank, a Pennsylvania banking institution (“Valley Green”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Univest, Univest Bank and Valley Green (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved this Agreement; and

2. In accordance with the terms of this Agreement, Valley Green will merge with and into Univest Bank (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Valley Green has executed a letter agreement in favor of Univest, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Valley Green Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Valley Green Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Univest, has executed a letter agreement in favor of Valley Green, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Univest Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Univest Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Valley Green Disclosure Schedule and the Univest Disclosure Schedule, and any amendments hereto.

“Articles of Merger” shall mean the articles of merger to be executed by Univest Bank and Valley Green and filed with the PDB and the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Univest Bank or Valley Green, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, Treasury, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule, effective January 1, 2014.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of Valley Green Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Determination Date” shall have the meaning set forth in Section 10.1(i).

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Employee Non-Solicitation Agreements” shall have the meaning set forth in Section 8.6(b).

“Employment Agreements” shall mean the employment agreements referred to in Section 8.6(c).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Univest, and reasonably acceptable to Valley Green, which shall act as agent for Univest in connection with the exchange procedures for exchanging certificates for shares of Valley Green Common Stock for certificates for shares of Univest Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 10.1(i).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Griffin” shall have the meaning set forth in Section 5.12.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“Index Group” shall have the meaning set forth in Section 10.1(i).

“Index Ratio” shall have the meaning set forth in Section 10.1(i).

“Initial Index Price” shall have the meaning set forth in Section 10.1(i).

“Initial Univest Market Value” shall have the meaning set forth in Section 10.1(i).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge, after reasonable inquiry, of, with respect to Univest and the Univest Subsidiaries, the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and, with respect to Valley Green, Jay Goldstein, Cheryl Hinkle Richards, and Mark Biedermann, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other written notice or correspondence from any other Governmental Entity received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“KBW” shall have the meaning set forth in Section 4.14.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Univest or Valley Green, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Univest and the Univest Subsidiaries taken as a whole, or Valley Green and the Valley Green Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Valley Green, on the one hand, or Univest, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Univest Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Option Consideration” shall have the meaning set forth in Section 2.4(c).

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Univest Common Stock to be offered to holders of Valley Green Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Date” shall have the meaning set forth in Section 10.1(i).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean March 31, 2015.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Univest Bank” shall mean Univest Bank and Trust Co., a Pennsylvania bank and trust company, with its principal offices located at 14 North Main Street, Souderton, Pennsylvania 18964, which is a wholly owned subsidiary of Univest.

“Univest Bank Division” shall have the meaning set forth in Section 7.13.

“Univest” shall mean Univest Corporation of Pennsylvania, a Pennsylvania corporation, with its principal executive offices located at 14 North Main Street, Souderton, Pennsylvania 18964. References to Univest shall mean Univest on a consolidated basis unless the context clearly indicates otherwise.

“Univest Affiliate Letters” shall have the meaning set forth in the Recitals.

“Univest Benefit Plan” shall have the meaning set forth in Section 5.10(a).

“Univest Common Stock” shall mean the common stock, par value $5.00 share, of Univest.

“Univest Determination Date Market Value” shall have the meaning set forth in Section 10.1(i).

“Univest Disclosure Schedule” shall mean a written disclosure schedule delivered by Univest to Valley Green specifically referring to the appropriate section of this Agreement.

“Univest Expense Reimbursement Fee” shall have the meaning set forth in Section 10.2(b)(iii).

“Univest Financial Statements” shall mean (i) the audited consolidated financial statements of Univest as of December 31, 2013, and for the two years ended December 31, 2013 and December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Univest as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Univest Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Univest Ratio” shall have the meaning set forth in Section 10.1(i).

“Univest Recommendation” shall have the meaning set forth in Section 8.1(b).

“Univest Regulatory Agreement” shall have the meaning set forth in Section 5.9(c).

“Univest Regulatory Reports” means the Call Reports of Univest Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all reports filed with the PDB or FRB by Univest or Univest Bank from December 31, 2013 through the Closing Date.

“Univest SEC Reports” shall have the meaning set forth in Section 5.14.

“Univest Share Price” shall have the meaning set forth in Section 3.1(c).

“Univest Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Univest Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Univest or Univest Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Univest Bank.

“Univest Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Valley Green” shall mean Valley Green Bank of Pennsylvania, a Pennsylvania banking institution, with its principal offices located at 7226 Germantown Avenue, Philadelphia PA 19119.

“Valley Green Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Valley Green Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Valley Green Affiliate Letters” shall have the meaning set forth in the Recitals.

“Valley Green Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Valley Green Common Stock” shall mean the common stock of Valley Green.

“Valley Green Disclosure Schedule” shall mean a written disclosure schedule delivered by Valley Green to Univest specifically referring to the appropriate section of this Agreement.

“Valley Green Financial Statements” shall mean (i) the audited consolidated financial statements of Valley Green as of December 31, 2013, and for the two years ended December 31, 2013 and December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Valley Green as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Valley Green Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Valley Green Recommendation” shall have the meaning set forth in Section 8.1(a).

“Valley Green Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Valley Green Regulatory Reports” means the Call Reports of Valley Green and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, all reports filed with the PDB by Valley Green from December 31, 2013 through the Closing Date.

“Valley Green Representative” shall have the meaning set forth in Section 6.8(a).

“Valley Green Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Valley Green Stock Awards” shall have the meaning set forth in Section 2.4(a).

“Valley Green Stock Options” shall have the meaning set forth in Section 2.4(a).

“Valley Green Stock Plans” shall have the meaning set forth in Section 2.4(a).

“Valley Green Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Valley Green Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Valley Green, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Valley Green or on the basis of a “debt previously contracted.”

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Valley Green shall merge with and into Univest Bank, with Univest Bank as the resulting or surviving bank; and (b) the separate existence of Valley Green shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Valley Green shall be vested in and assumed by Univest Bank in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Valley Green Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III. As a result of the Merger, Univest Bank will acquire “substantially all,” within the meaning of Section 368(a)(2)(D) of the Code, of the property, assets and goodwill of Valley Green.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of the close of business on (i) the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), and (ii) January 5, 2015; provided that such date is after January 1, 2015, or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBC. The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Articles of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, 1818 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., or at such other place or time upon which Univest and Valley Green mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Univest and Valley Green the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Univest shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Univest as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Univest Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Stock Options.

(a) Section 4.2(a) of the Valley Green Disclosure Schedule lists (i) any unexpired and unexercised options or similar rights to purchase Valley Green Common Stock issued by Valley Green (the “Valley Green Stock Options”) pursuant to Valley Green’s 2005 Stock Option Plan or any other plan, agreement or arrangement (the “Valley Green Stock Plans”), and (ii) any other stock-based amounts awarded or that are otherwise outstanding on the date of this Agreement (collectively with the Valley Green Stock Options, the “Valley Green Stock Awards”). Section 4.2(a) of the Valley Green Disclosure Schedule also sets forth: (i) with respect to each Valley Green Stock Option, as applicable, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either a qualified incentive stock option under Section 422 of the Code or a nonqualified stock option and (ii) any other information relating to the liabilities or amount owed under the Valley Green Stock Plans.

(b) Prior to the Effective Time, the Board of Directors of Valley Green (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, in accordance with the terms of the applicable Valley Green Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Valley Green Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Valley Green Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Valley Green Stock Option shall be converted into the right to receive an amount in cash equal to the amount by which $27.00 exceeds the exercise price per share of the Valley Green Stock Option multiplied by the number of shares of Valley Green Common Stock previously subject to such Valley Green Stock Option without interest (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any Valley Green Stock Option converted pursuant to this Section 2.4 shall be cancelled and no longer exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

(d) The restrictions on each share of Valley Green Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Valley Green Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Valley Green Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions hereunder as, each share of Valley Green Common Stock.

(e) To the extent then in effect, after the Effective Time, all Valley Green Stock Plans shall be terminated and no further Valley Green Stock Options, shares of Valley Green Restricted Stock, or other awards shall be granted under the Valley Green Stock Plans.

2.5. Directors and Officers.

(a) Subject to Section 2.5(e), the directors of Univest immediately prior to the Effective Time shall be the directors of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Univest immediately prior to the Effective Time shall be the officers of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly appointed.

(c) The directors of Univest Bank immediately prior to the Effective Time shall be the directors of Univest Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Univest Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Univest Bank immediately prior to the Effective Time shall be the officers of Univest Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest Bank, until their respective successors are duly appointed.

(e) Effective as of the Closing, Univest shall cause (i) Jay R. Goldstein and (ii) Michael L. Turner, to be elected or appointed as members of the Board of Directors of Univest. Such directors shall (i) be appointed to the classes of Univest directors whose terms expire in 2015 and 2016, respectively, and (ii) at the conclusion of such terms, be re-nominated and recommended for re-election to serve as a member of Univest’s Board of Directors for one (1) additional three (3) year term.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBC.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of organization.” From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Univest, Valley Green nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Univest and Valley Green each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Univest and Valley Green, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Univest files such opinions with the SEC as part of the Registration Statement, at any time that Univest exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Univest may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Valley Green Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to Valley Green shareholders as a result of such modification or structure. In the event Univest elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Univest, Valley Green or the holders of any of the shares of Valley Green Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Univest Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of Valley Green Common Stock held in the treasury of Valley Green (“Treasury Stock”) and each share of Valley Green Common Stock owned by Univest immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Univest Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Valley Green Common Stock (excluding Treasury Stock, Univest Owned Shares and shares of Valley Green Common Stock that are owned by Valley Green shareholders properly exercising their dissenters rights pursuant to Section 1222 of the PBC (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of Univest Common Stock (the “Common Stock Consideration”) equal to the quotient, carried to four (4) decimal places (the “Exchange Ratio”), of (A) $27.00 divided by (B) the Univest Share Price (as defined below) of a share of Univest Common Stock; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would otherwise be less than 1.2231 or more than 1.4949, then 1.2231 or 1.4949, respectively, shall be used. For purposes of this Agreement, the “Univest Share Price” of the Univest Common Stock shall be the average of the closing sale prices of Univest Common Stock (as reported on Nasdaq) for each consecutive trading day during the twenty (20) days immediately preceding the Effective Time. The Common Stock Consideration, together with cash in lieu of fractional shares, is sometimes referred to herein collectively as the “Merger Consideration.”

(d) After the Effective Time, shares of Valley Green Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(e) In the event Univest changes the number of shares of Univest Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Univest enters into an agreement pursuant to which shares of Univest Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Valley Green Common Stock entitled to receive shares of Univest Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Univest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Univest Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Univest. In lieu of the issuance of any such fractional share, Univest shall pay to each former holder of Valley Green Common Stock who otherwise would be entitled to receive a fractional share of Univest Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of a share of Univest Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Valley Green Common Stock owned by a Valley Green shareholder shall be combined so as to calculate the maximum number of whole shares of Univest Common Stock issuable to such Valley Green shareholder.

(g) After the Effective Time, but no later than three (3) business days following the Effective Time, Univest will send or cause to be sent to each person who was a holder of an outstanding Valley Green Option that was issued in book entry form only, the payment to which such person is entitled with respect to such Valley Green Stock Option under the provisions of Section 2.4(c).

3.2. Procedures for Exchange of Valley Green Common Stock.

(a) Exchange Procedures.

(i) Ten (10) days prior to the Effective Time, or as soon as practical prior to the Effective Time (but subject to completion of the Closing), Univest shall provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Univest Common Stock for the Common Stock Consideration (“New Certificates”) and immediately available funds equal to the aggregate cash in lieu of fractional shares (such certificates for shares of Univest Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares, being hereinafter referred to as the “Exchange Fund”).

(ii) As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of a Certificate, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates. The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of Valley Green Common Stock (or an indemnity affidavit and related bond reasonably satisfactory to Univest and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates (or the written notice required by Section 1528(f) of the PBCL with respect to uncertificated shares) into which such shares of Valley Green Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid (in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III.

(iii) No dividends or other distributions with respect to Univest Common Stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered Certificate representing shares of Valley Green Common Stock converted in the Merger into the right to receive shares of such Univest Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.2(a). After becoming so entitled in accordance with this Section 3.2(a), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Univest Common Stock, and which such holder had the right to receive upon surrender of the Certificates.

(b) Exchange of Certificates. For a holder of a Certificate or Certificates (excluding Valley Green and Univest), all of such holder’s Valley Green Common Stock deposited with the Exchange Agent shall be converted into and become the Common Stock Consideration, provided that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.1(f).

(c) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Valley Green Common Stock shall have no rights, after the Effective Time, with respect to such Valley Green Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Univest Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Univest Common Stock represented by such Certificate.

(d) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Valley Green of Valley Green Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Valley Green Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Univest shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Univest (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Univest nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Univest, the posting by such person of a bond in such amount as Univest may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate (provided that unless otherwise required by law or Univest’s transfer agent, in no event shall the required bond be in an amount greater than 1% of the product of (i) the number of shares evidenced by the lost Certificate, and (ii) $27.00), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) No Liability. None of Univest, Valley Green any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Reservation of Shares. Univest shall reserve for issuance a sufficient number of shares of Univest Common Stock for the purpose of issuing shares of Univest Common Stock to the Valley Green shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Any holder of shares of Valley Green Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Section 1222 of the PBC and Sections 1571 through 1580 of the PBCL shall be entitled to receive from Univest, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Univest the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Valley Green fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Univest shall issue and deliver the consideration to which such holder of shares of Valley Green Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of Valley Green Common Stock held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALLEY GREEN

Valley Green represents and warrants to Univest that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Valley Green Disclosure Schedule delivered by Valley Green to Univest on the date hereof. Valley Green has made a good faith effort to ensure that the disclosure on each schedule of the Valley Green Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Valley Green Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

4.1. Organization.

(a) Valley Green is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Valley Green has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Valley Green are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Valley Green when due. Valley Green is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b) Valley Green Disclosure Schedule 4.1(b) sets forth each Valley Green Subsidiary, the state of organization of each Valley Green Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by Valley Green. Each Valley Green Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Valley Green Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(c) The respective minute books of Valley Green and each other Valley Green Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(d) Prior to the date of this Agreement, Valley Green has made available to Univest true and correct copies of the articles of incorporation and bylaws of Valley Green and similar governing documents of each other Valley Green Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Valley Green consists of 15,000,000 shares of common stock, $1.00 par value per share, and 4,995,000 shares of preferred stock, no par value per share. As of the date of this Agreement, there are (a) 2,798,703 shares of Valley Green Common Stock issued and outstanding, (b) no shares of Valley Green Common Stock held by Valley Green as Treasury Stock, and (c) no other shares of capital stock or other voting securities of Valley Green issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Valley Green Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Valley Green, nor any trust preferred or subordinated debt securities of Valley Green, are issued or outstanding. Except as set forth on Valley Green Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Valley Green, or otherwise obligating Valley Green to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Valley Green Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Valley Green Common Stock or other equity interests of Valley Green.

(b) Except for the Valley Green Subsidiaries, Valley Green does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Valley Green or the Valley Green Subsidiaries, equity interests held by Valley Green or the Valley Green Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Valley Green, including stock in the FHLB and Atlantic Community Bankers Bank. Except as set forth on Valley Green Disclosure Schedule 4.2(b), Valley Green owns all of the outstanding shares of capital stock or equity interests of each Valley Green Subsidiary free and clear of all Liens.

(c) To Valley Green’s Knowledge, except as set forth on Valley Green Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Valley Green Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Valley Green or any Valley Green Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Valley Green Disclosure Schedule 4.2(d).

4.3. Authority; No Violation.

(a) Valley Green has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Valley Green’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Valley Green and the consummation by Valley Green of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Valley Green, and no other corporate proceedings on the part of Valley Green, except for the approval of the Valley Green shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Valley Green and, subject to (i) approval by the shareholders of Valley Green, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Univest, constitutes the valid and binding obligation of Valley Green, enforceable against Valley Green in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Valley Green’s and Univest’s shareholders and Valley Green’s and Univest’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Valley Green, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Valley Green with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Valley Green or similar governing document of any of the Valley Green Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley Green or any Valley Green Subsidiary or any of their respective properties or assets, or (C) except as set forth in Valley Green Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Valley Green or any Valley Green Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley Green or any Valley Green Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Valley Green, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Valley Green and (b) the completion by Valley Green of the transactions contemplated hereby. As of the date of this Agreement, Valley Green (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Valley Green to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) Valley Green has previously made available, or will make available, to Univest the Valley Green Regulatory Reports. Except as set forth on Valley Green Disclosure Schedule 4.5(a), the Valley Green Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Valley Green as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Valley Green has previously made available, or will make available, to Univest the Valley Green Financial Statements. Except as set forth on Valley Green Disclosure Schedule 4.5(b), the Valley Green Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Valley Green and the Valley Green Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the Valley Green Financial Statements, Valley Green, as applicable, has not had, or will not have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Valley Green Financial Statements or Valley Green Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of Valley Green and the Valley Green Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Valley Green or any Valley Green Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Valley Green (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Valley Green, including its consolidated Valley Green Subsidiaries, is made known to the chief executive officer and the chief financial officer of Valley Green by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley Green’s outside auditors and the audit committee of Valley Green’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Valley Green’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley Green’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Valley Green’s auditors and audit committee and a copy has previously been made available to Univest.

(e) Since December 31, 2013, (i) neither Valley Green nor any of the Valley Green Subsidiaries nor, to the Knowledge of Valley Green, any director or executive officer of Valley Green or any of the Valley Green Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley Green or any of the Valley Green Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Valley Green or any of the Valley Green Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Valley Green or any of the Valley Green Subsidiaries, whether or not employed by Valley Green or any of the Valley Green Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Valley Green or any of its officers, directors, employees or agents to the Board of Directors of Valley Green or any committee thereof or to any director or officer of Valley Green.

4.6. Taxes.

(a) Valley Green and the Valley Green Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Except as set forth on Valley Green Disclosure Schedule 4.6(a), Valley Green has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Valley Green and every Valley Green Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Except as set forth on Valley Green Disclosure Schedule 4.6(a), Valley Green has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth on Valley Green Disclosure Schedule 4.6(a), as of the date of this Agreement, Valley Green has received no written notice of, and to Valley Green’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Valley Green or any Valley Green Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Valley Green or any Valley Green Subsidiary does not file Tax returns that Valley Green or any Valley Green Subsidiary is subject to taxation in that jurisdiction. Valley Green and the Valley Green Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Valley Green and each Valley Green Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Valley Green and each Valley Green Subsidiary, to Valley Green’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Valley Green nor any Valley Green Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, a “Tax Agreement”) with any Person other than Tax Agreements involving Valley Green and/or any Valley Green Subsidiary.

(b) Except as set forth on Valley Green Disclosure Schedule 4.6(b), neither Valley Green nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7. No Material Adverse Effect.

Valley Green has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Valley Green.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on Valley Green Disclosure Schedule 4.8(a), neither Valley Green nor any Valley Green Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Valley Green or any Valley Green Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Valley Green or any Valley Green Subsidiary; (iii) any collective bargaining agreement with any labor Univest relating to employees of Valley Green or any Valley Green Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Valley Green or any Valley Green Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Valley Green or any Valley Green Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Valley Green or any Valley Green Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Valley Green or any Valley Green Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Valley Green Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Valley Green or any Valley Green Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Valley Green Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Valley Green nor any Valley Green Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Valley Green Material Contracts”) have been made available to Univest on or before the date hereof, and are in full force and effect on the date hereof, and neither Valley Green nor any Valley Green Subsidiary (nor, to the Knowledge of Valley Green, any other party to any Valley Green Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Valley Green Material Contract. Except as listed on Valley Green Disclosure Schedule 4.8(c), no party to any Valley Green Material Contract will have the right to terminate any or all of the provisions of any such Valley Green Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on Valley Green Disclosure Schedule 4.8(d), since December 31, 2013, through and including the date of this Agreement, neither Valley Green nor any Valley Green Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Univest), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Valley Green Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Valley Green Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Valley Green or any of the Valley Green Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Valley Green or the Valley Green Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9. Ownership of Property; Insurance Coverage.

(a) Valley Green and each Valley Green Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Valley Green or any Valley Green Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Valley Green Regulatory Reports and in the Valley Green Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Valley Green Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Valley Green Financial Statements. Such securities are valued on the books of Valley Green and each of the Valley Green Subsidiaries in accordance with GAAP. Valley Green and the Valley Green Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Valley Green and the Valley Green Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Valley Green nor any Valley Green Subsidiary is in default in any material respect under any lease for any real or personal property to which either Valley Green or any Valley Green Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Valley Green.

(b) With respect to all agreements pursuant to which Valley Green or any Valley Green Subsidiary has purchased securities subject to an agreement to resell, if any, Valley Green or such Valley Green Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Valley Green and each of the Valley Green Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Valley Green and each such Valley Green Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Valley Green and each Valley Green Subsidiary currently maintain insurance considered by Valley Green to be reasonable for their respective operations in accordance with industry practice. Neither Valley Green nor any Valley Green Subsidiary, has received notice during the past five (5) years from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Valley Green or any Valley Green Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Valley Green and each Valley Green Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Valley Green Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Valley Green and each Valley Green Subsidiary as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Neither Valley Green nor any Valley Green Subsidiary is a party to any, and there are no pending or, to Valley Green’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Valley Green or any Valley Green Subsidiary, (b) to which Valley Green or any Valley Green Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Valley Green to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of Valley Green and each Valley Green Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Valley Green nor any Valley Green Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valley Green. The Board of Directors of Valley Green has adopted, and Valley Green has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Valley Green and each Valley Green Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valley Green; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2013, neither Valley Green nor any Valley Green Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Valley Green or any Valley Green Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Valley Green or any Valley Green Subsidiary; (iii) requiring, or threatening to require, Valley Green or any Valley Green Subsidiary, or indicating that Valley Green or any Valley Green Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Valley Green or any Valley Green Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Valley Green or any Valley Green Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Valley Green Regulatory Agreement”). Neither Valley Green nor any Valley Green Subsidiary has consented to or entered into any Valley Green Regulatory Agreement that is currently in effect or that was in effect since January 1, 2013. The most recent regulatory rating given to Valley Green as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) Valley Green is well capitalized within the meaning of the regulations of the FDIC and Valley Green does not know of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FDIC in determining whether to approve the Merger. Valley Green knows of no reason why it would not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12. Employee Benefit Plans.

(a) Valley Green Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Valley Green or any Valley Green Subsidiary has any present or future right to benefits or under which Valley Green or any Valley Green Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Valley Green Benefit Plans.”

(b) With respect to each Valley Green Benefit Plan, Valley Green has made available to Univest a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Valley Green Benefit Plan which is required to file such annual return/report.

(c) (i) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Valley Green Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Valley Green Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Valley Green, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Valley Green, no event has occurred and no condition exists that is reasonably likely to subject Valley Green or any Valley Green Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Valley Green Disclosure Schedule 4.12, no Valley Green Benefit Plan provides, and Valley Green and the Valley Green Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) all contributions required to be made under the terms of any Valley Green Benefit Plan have been timely made or, if not yet due, have been properly reflected in Valley Green’s financial statements in accordance with GAAP.

(d) Valley Green and the Valley Green Subsidiaries do not maintain, and have not maintained within the last ten years, a defined benefit plan. None of the Valley Green Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Valley Green, the Valley Green Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Valley Green Benefit Plan, the assets of any trust under such Valley Green Benefit Plan, Valley Green Benefit Plan sponsor, Valley Green Benefit Plan fiduciary or Valley Green Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Valley Green, threatened and (ii) to the Knowledge of Valley Green, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on Valley Green Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Valley Green or any Valley Green Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Valley Green Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. Except as set forth in Valley Green Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Valley Green Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Valley Green.

(h) Valley Green has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Valley Green Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

4.13. Environmental Matters.

To the Knowledge of Valley Green, with respect to Valley Green and each Valley Green Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Valley Green or any Valley Green Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Valley Green or any Valley Green Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Valley Green or any Valley Green Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Valley Green or any Valley Green Subsidiary by reason of any Environmental Laws. Neither Valley Green nor any Valley Green Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Valley Green or any Valley Green Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Valley Green or any Valley Green Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Valley Green or any Valley Green Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Valley Green’s Knowledge, threatened, before any court, Governmental Entity or other forum against Valley Green or any Valley Green Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Valley Green or any Valley Green Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Valley Green or any of the Valley Green Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Valley Green or any of the Valley Green Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither Valley Green nor any Valley Green Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by Valley Green and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in Valley Green’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Valley Green’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

(b) Valley Green Disclosure Schedule 4.15(b) sets forth a listing, as of March 31, 2014, by account, of: (i) all loans (including loan participations) of Valley Green or any Valley Green Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Valley Green or any Valley Green Subsidiary which have been terminated by Valley Green or any Valley Green Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Valley Green or any Valley Green Subsidiary during the past twelve months of, or has asserted against Valley Green or any Valley Green Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Valley Green, each borrower, customer or other party which has given Valley Green or any Valley Green Subsidiary any oral notification of, or orally asserted to or against Valley Green or any Valley Green Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Valley Green or any Valley Green Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Valley Green Disclosure Schedule 4.15(b), all loans of Valley Green have been classified as of March 31, 2014 in accordance with the loan policies and procedures of Valley Green.

(c) Except as set forth on Valley Green Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Valley Green and the Valley Green Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Valley Green’s or the appropriate Valley Green Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Valley Green, the loans, discounts and the accrued interest reflected on the books of Valley Green and the Valley Green Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Valley Green or the appropriate Valley Green Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Valley Green Disclosure Schedule 4.15(e) sets forth, as of March 31, 2014, a schedule of all executive officers and directors of Valley Green who have outstanding loans from Valley Green or any Valley Green Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Valley Green, no shares of Valley Green Common Stock were purchased with the proceeds of a loan made by Valley Green or any Valley Green Subsidiary.

4.16. Related Party Transactions.

Except as set forth in Valley Green Disclosure Schedule 4.16, neither Valley Green nor any Valley Green Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Valley Green or any Valley Green Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth in Valley Green Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Valley Green or any Valley Green Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Valley Green nor any Valley Green Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Valley Green is inappropriate. Except as set forth in Valley Green Disclosure Schedule 4.16, no shareholder or Affiliate of Valley Green (other than Valley Green and the Valley Green Subsidiaries) owns any material property or asset used in the conduct of the business of Valley Green and the Valley Green Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Neither Valley Green nor any Valley Green Subsidiary originates, maintains or administers credit card accounts.

(b) Merchant Processing. Except as set forth on Valley Green Disclosure Schedule 4.17(b), neither Valley Green nor any Valley Green Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

4.18. Required Vote.

The affirmative vote of 70% of the outstanding shares of Valley Green Common Stock is required to approve this Agreement and the Merger under Valley Green’s articles of incorporation and applicable law.

4.19. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Valley Green’s own account, or for the account of one or more of the Valley Green Subsidiaries or their customers (all of which are set forth in Valley Green Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Valley Green or any Valley Green Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Valley Green nor any Valley Green Subsidiary, nor to the Knowledge of Valley Green any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20. Fairness Opinion.

The board of directors of Valley Green has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Valley Green shareholders.

4.21. Trust Accounts.

Neither Valley Green nor any Valley Green Subsidiary administers any accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

4.22. Intellectual Property.

Valley Green and each Valley Green Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Valley Green’s or each of the Valley Green Subsidiaries’ business, and neither Valley Green nor any Valley Green Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Valley Green and each Valley Green Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Valley Green’s Knowledge, the conduct of the business of Valley Green and each Valley Green Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23. Labor Matters.

There are no labor or collective bargaining agreements to which Valley Green or any Valley Green Subsidiary is a party. To the Knowledge of Valley Green, there is no activity involving Valley Green or any Valley Green Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to Univest employees), work slowdown, stoppage or lockout pending or threatened against Valley Green or any Valley Green Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Valley Green, threatened against Valley Green or any Valley Green Subsidiary (other than routine employee grievances that are not related to Univest employees). Valley Green and each Valley Green Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.24. Valley Green Information Supplied.

None of the information supplied or to be supplied by Valley Green for inclusion or incorporation by reference in the Proxy Statement-Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Valley Green or at the time Valley Green shareholders vote on the matters at the Valley Green Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Valley Green in this Section 4.24 with respect to statements made or incorporated by reference therein based on information supplied by Univest in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other documents. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Valley Green or any of the Valley Green Subsidiaries which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Valley Green shall promptly so inform Univest.

4.25. Takeover Laws.

The adoption and approval by the board of directors of Valley Green of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law.

4.26. Reorganization.

Valley Green has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27. Quality of Representations.

The representations made by Valley Green in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.28. No Other Representations or Warranties

(a) Except for the representations and warranties made by Valley Green in this Article IV, neither Valley Green nor any other Person makes any express or implied representation or warranty with respect to Valley Green, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Univest or any of its affiliates or representatives in the course of their due diligence investigation of Valley Green, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Valley Green hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Valley Green acknowledges and agrees that neither Univest nor any other Person has made or is making any representations or warranties relating to Univest whatsoever, express or implied, beyond those expressly given by Univest in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Univest furnished or made available to Valley Green or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UNIVEST

Univest represents and warrants to Valley Green that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Univest Disclosure Schedules delivered by Univest to Valley Green on the date hereof, (ii) disclosed in any report, schedule, form or other document filed with the SEC by Univest prior to the date hereof and on or after the date on which Univest filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Univest has made a good faith effort to ensure that the disclosure on each schedule of the Univest Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Univest Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Univest shall include the Knowledge of Univest Bank.

5.1. Organization.

(a) Univest is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Univest has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Univest Bank is a Pennsylvania-chartered bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FRB. Univest Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Univest Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Univest Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Univest Disclosure Schedule 5.1(c) sets forth each Univest Subsidiary, the state of organization of each Univest Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Univest Subsidiary owned by Univest or Univest Bank. Each Univest Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Univest Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Univest and each Univest Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Univest has made available to Valley Green true and correct copies of the articles of incorporation and bylaws of Univest and similar governing documents of Univest Bank and each other Univest Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Univest consists of (a) 48,000,000 shares of Univest Common Stock, of which, as of the date of this Agreement, 16,242,580 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, having such par value as the Board of Directors shall fix and determine (“Univest Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Univest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Univest Disclosure Schedule 5.2(a), there were no shares of Univest Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Univest’s equity compensation plans (the “Univest Options”). As of the date of this Agreement, except pursuant to (i) this Agreement and (ii) the Univest Employee Stock Purchase Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Univest, or otherwise obligating Univest to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, there is no Voting Debt of Univest, nor any trust preferred or subordinated debt securities of Univest are issued or outstanding. The shares of Univest Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Univest Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Univest Common Stock or other equity interests of Univest. Univest has, or as of the Effective Time will have, sufficient authorized and unissued shares of Univest Common Stock to issue the Merger Consideration at the Effective Time. Univest Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options or other rights to purchase, and securities convertible or exchangeable into Univest Common Stock or Univest Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b) Univest owns all of the capital stock of Univest Bank free and clear of any Lien. Except for the Univest Subsidiaries, Univest does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Univest Subsidiaries, equity interests held by Univest Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Univest Subsidiaries, including stock in the FHLB. Either Univest or Univest Bank owns all of the outstanding shares of capital stock or equity interests of each Univest Subsidiary free and clear of all Liens.

(c) To Univest’s Knowledge, except as set forth on Univest Disclosure Schedule 5.2(c) or as disclosed in the Univest SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Univest Common Stock.

5.3. Authority; No Violation.

(a) Univest has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Univest’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Univest and the consummation by Univest of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Univest, and no other corporate proceedings on the part of Univest, except for the approval of Univest’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Univest and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Univest’s shareholders and due and valid execution and delivery of this Agreement by Valley Green, constitutes the valid and binding obligation of Univest, enforceable against Univest in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Univest’s shareholders and Valley Green’s and Univest’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Univest, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Univest with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Univest or any similar governing documents of any of Univest’s Subsidiaries, including Univest Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Univest or any Univest Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Univest or any Univest Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Univest, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Univest and (b) the completion by Univest of the transactions contemplated hereby. Univest (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Univest or Univest Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Univest has previously made available, or will make available, to Valley Green the Univest Regulatory Reports. The Univest Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Univest as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Univest has previously made available or will make available to Valley Green the Univest Financial Statements. The Univest Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Univest and the Univest Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Univest Financial Statements, neither Univest nor Univest Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Univest Financial Statements or Univest Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Univest Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Univest and the Univest Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Univest or any Univest Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Univest (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Univest, including its consolidated Univest Subsidiaries, is made known to the chief executive officer and the chief financial officer of Univest by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Univest’s outside auditors and the audit committee of Univest’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Univest’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Univest’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Univest’s auditors and audit committee and a copy has previously been made available to Valley Green.

(e) Since December 31, 2013, (i) neither Univest nor any of the Univest Subsidiaries nor, to the Knowledge of Univest, any director, officer, employee, auditor, accountant or representative of Univest or any Univest Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Univest or any Univest Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Univest or any Univest Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Univest or any Univest Subsidiary, whether or not employed by Univest or any Univest Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Univest or any of its officers, directors, employees or agents to the Board of Directors of Univest or any committee thereof or to any director or officer of Univest.

5.6. Taxes.

(a) Univest and the Univest Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Univest has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Univest and every Univest Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Univest. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Univest has received no written notice of, and to Univest’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Univest or any Univest Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Univest or any Univest Subsidiary does not file Tax returns that Univest or any Univest Subsidiary is subject to taxation in that jurisdiction. Univest and the Univest Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Univest and each Univest Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Univest and each Univest Subsidiary, to Univest’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Univest nor any Univest Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Univest and/or any Univest Subsidiary.

(b) Univest is in “control,” within the meaning of Sections 368(a)(2)(D) and 368(c) of the Code, of Univest Bank.

5.7. No Material Adverse Effect.

Univest has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Univest.

5.8. Ownership of Property; Insurance Coverage.

(a) Univest and each Univest Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Univest or any Univest Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Univest Regulatory Reports and in the Univest Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Univest Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Univest Financial Statements. Such securities are valued on the books of Univest and each of the Univest Subsidiaries in accordance with GAAP. Univest and the Univest Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Univest and Univest Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Univest nor any Univest Subsidiary is in default in any material respect under any lease for any real or personal property to which either Univest or any Univest Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Univest.

(b) With respect to all agreements pursuant to which Univest or any Univest Subsidiary has purchased securities subject to an agreement to resell, if any, Univest or such Univest Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Univest and each of the Univest Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Univest and each such Univest Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Univest and each Univest Subsidiary currently maintain insurance considered by Univest to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Univest or any Univest Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Univest and each Univest Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9. Legal Proceedings.

(a) Except as set forth in Univest Disclosure Schedule 5.9, neither Univest nor any Univest Subsidiary is a party to any, and there are no pending or, to the Knowledge of Univest, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Univest or any Univest Subsidiary, (b) to which Univest or any Univest Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Univest or Univest Bank to perform under this Agreement in any material respect.

5.10. Compliance With Applicable Law.

(a) Each of Univest and each Univest Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Univest nor any Univest Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest. The Board of Directors of Univest Bank has adopted and Univest Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Univest and each Univest Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2014, neither Univest nor any Univest Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Univest or any Univest Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Univest or any Univest Subsidiary; (iii) requiring or threatening to require Univest or any Univest Subsidiary, or indicating that Univest or any Univest Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Univest Regulatory Agreement”). Neither Univest nor any Univest Subsidiary has consented to or entered into any Univest Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Univest Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Univest and Univest Bank are well capitalized within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Univest nor Univest knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Univest nor Univest Bank knows of any reason why they both will not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.11. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Univest Benefit Plans”), each Univest Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Univest Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Univest, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Univest, no event has occurred and no condition exists that is reasonably likely to subject Univest or any Univest Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Univest Benefit Plan have been timely made or, if not yet due, have been properly reflected in Univest financial statements in accordance with GAAP.

(b) Univest and the Univest Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Univest Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Univest, the Univest Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Univest Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Univest Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Univest Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Univest Benefit Plan, the assets of any trust under such Univest Benefit Plan, Univest Benefit Plan sponsor, Univest Benefit Plan fiduciary or Univest Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Univest, threatened and (ii) to the Knowledge of Univest, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Univest Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Univest or any Univest Subsidiary with respect to any ongoing, frozen, or terminated Univest Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Univest Benefit Plan within the past twelve (12) months.

5.12. Environmental Matters.

(a) To the knowledge of Univest, neither (i) the conduct nor operation of the business of Univest or any Univest Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Univest or any Univest Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Univest or any Univest Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Univest or any Univest Subsidiary by reason of any Environmental Laws. Neither Univest nor any Univest Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Univest or any Univest Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Univest or any Univest Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Univest or any Univest Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Univest’s Knowledge, threatened, before any court, Governmental Entity or other forum against Univest or any Univest Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Univest or any Univest Subsidiary; and

5.13. Brokers, Finders and Financial Advisors.

Neither Univest nor any Univest Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC (“Griffin”) and the fee payable pursuant thereto.

5.14. Loan Matters.

The allowance for loan losses reflected in Univest’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Univest’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

5.15. SEC Reports.

Univest has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2013 (the “Univest SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Univest SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Univest SEC Reports. None of the Univest SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Univest Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Univest has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.16. Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the Univest Shareholders’ Meeting by the holders of shares of Univest Common Stock is required to approve this Agreement and the Merger under Univest’s articles of incorporation and applicable law.

5.17. Fairness Opinion.

Univest has received a written opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Univest shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.18. Univest Information Supplied.

The information relating to Univest and any Univest Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Valley Green specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.19. Reorganization.

Univest has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.20. Quality of Representations.

The representations made by Univest in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.21. No Other Representations or Warranties

(a) Except for the representations and warranties made by Univest in this Article V, neither Univest nor any other Person makes any express or implied representation or warranty with respect to Univest, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Valley Green or any of its affiliates or representatives in the course of their due diligence investigation of Univest, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Univest hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Univest acknowledges and agrees that neither Valley Green nor any other person has made or is making any representations or warranties relating to Valley Green whatsoever, express or implied, beyond those expressly given by Valley Green in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Valley Green furnished or made available to Univest or any of its representatives.

ARTICLE VI

COVENANTS OF VALLEY GREEN

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed, Valley Green will, and it will cause each Valley Green Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Valley Green agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Valley Green Disclosure Schedule 6.1(b), (iii) consented to by Univest in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Valley Green will not, and it will cause each Valley Green Subsidiary not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of Valley Green capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Valley Green Disclosure Schedule 4.8(a), Valley Green Disclosure Schedule 4.8(d), and Valley Green Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) title or position which do not result in a change in compensation (except as otherwise permitted by 6.1(b)(5)(i) and (ii)), (iv) the payment of bonuses for services performed on or after January 1, 2014 pursuant to the bonus plans set forth in Valley Green Disclosure Schedule 4.8(a), and (v) as required by statute, regulations or regulatory guidance. Neither Valley Green nor any Valley Green Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000 except as set forth in Valley Green Disclosure Schedule 6.1(b)(5), provided that Valley Green or a Valley Green Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on Valley Green Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as set forth on Valley Green Disclosure Schedule 6.1(b)(7), merge or consolidate Valley Green or any Valley Green Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Valley Green or any Valley Green Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Valley Green, or any Valley Green Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Valley Green Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as set forth on Valley Green Disclosure Schedule 6.1(b)(8), sell or otherwise dispose of the capital stock of Valley Green or any Valley Green Subsidiary or sell or otherwise dispose of any asset of Valley Green or of any Valley Green Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of Valley Green or of any Valley Green Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of Valley Green set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Valley Green, or Valley Green’s independent accounting firm;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Valley Green or any Valley Green Subsidiary is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Valley Green Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000 with the aggregate of all purchases not exceeding $2,500,000;

(13) issue or sell any equity or debt securities of Valley Green or any Valley Green Subsidiary;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Valley Green), except (i) in accordance with past practice pursuant to policies approved by the Valley Green Board of Directors and in effect on the date hereof, (ii) with respect to each such loan or other commitment with a classification of less than “Satisfactory” or words of similar import, in accordance with its internal rating system, the aggregate borrowings from Valley Green of such relationship does not exceed 75% of the “legal lending limit” (as such amount is calculated pursuant to 12 U.S.C. Section 84) of Valley Green as of the date of such loan or other commitment, and (iii) with respect to each other such loan or other commitment, does not exceed the “legal lending limit” (as defined above) of Valley Green as of the date of such loan or other commitment;

(15) except as set forth on the Valley Green Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) except as set forth on Valley Green Disclosure Schedule 6.1(b)(16), enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Valley Green Employee Plan;

(21) except as set forth in Valley Green Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $35,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in Valley Green Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth in Valley Green Disclosure Schedule 6.1(b)(23), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving (i) a payment by Valley Green of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Valley Green; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on Valley Green Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Valley Green may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Univest;

(25) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Univest (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Univest (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, Valley Green will furnish to Univest copies of each annual, interim or special audit of the books of Valley Green and the Valley Green Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Valley Green by such auditors in connection with each annual, interim or special audit of the books of Valley Green and the Valley Green Subsidiaries made by such auditors.

(b) Valley Green will furnish to Univest copies of all documents, statements and reports as it or any Valley Green Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 25 days after the end of each month, Valley Green will deliver to Univest a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Except as prohibited by law, Valley Green will advise Univest promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Valley Green or any of the Valley Green Subsidiaries.

(d) With reasonable promptness, Valley Green will furnish to Univest such additional financial data that Valley Green possesses and as Univest may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Valley Green Regulatory Reports.

6.3. Maintenance of Insurance.

Valley Green shall maintain, and cause each Valley Green Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, Valley Green will promptly supplement or amend the Valley Green Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Valley Green Disclosure Schedule or that is necessary to correct any information in such Valley Green Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Valley Green Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

Valley Green shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Valley Green agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Valley Green.

6.7. Failure to Fulfill Conditions.

In the event that Valley Green determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Univest.

6.8. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Valley Green shall not, and shall cause each Valley Green Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Valley Green Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Valley Green Acquisition Proposal; (ii) respond to any inquiry relating to a Valley Green Acquisition Proposal or a Valley Green Acquisition Transaction; (iii) recommend or endorse a Valley Green Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Valley Green Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Univest) any information or data with respect to Valley Green or any Valley Green Subsidiary or otherwise relating to a Valley Green Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Valley Green is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Valley Green Acquisition Proposal or approve or resolve to approve any Valley Green Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Valley Green Acquisition Proposal. Any violation of the foregoing restrictions by Valley Green or any Valley Green Representative, whether or not such Valley Green Representative is so authorized and whether or not such Valley Green Representative is purporting to act on behalf of Valley Green or otherwise, shall be deemed to be a breach of this Agreement by Valley Green. Valley Green and each Valley Green Subsidiary shall, and shall cause each of the Valley Green Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Valley Green Acquisition Proposal. Valley Green shall notify Univest immediately if any such discussions or negotiations are sought to be initiated with Valley Green by any Person other than Univest or if any such requests for information, inquiries, proposals or communications are received from any Person other than Univest.

For purposes of this Agreement, “Valley Green Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Univest), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Valley Green Acquisition Transaction. For purposes of this Agreement, “Valley Green Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Valley Green or the Valley Green Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Valley Green or any Valley Green Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Valley Green and each Valley Green Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Valley Green or any Valley Green Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Valley Green or any Valley Green Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), Valley Green may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if but only if, (i) Valley Green has received a bona fide unsolicited written Valley Green Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Valley Green Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Valley Green Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Valley Green has provided Univest with at least one business day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Valley Green or any of the Valley Green Subsidiaries or otherwise relating to a Valley Green Acquisition Proposal, Valley Green receives from such Person a confidentiality agreement with terms no less favorable to Univest than those contained in the Confidentiality Agreement and provides a copy of the same to Univest. Valley Green shall promptly provide to Univest any non-public information regarding Valley Green or any Valley Green Subsidiary provided to any other Person that was not previously provided to Univest, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Valley Green Acquisition Transaction on terms that the Valley Green Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Valley Green Common Stock or all, or substantially all, of the assets of Valley Green and the Valley Green Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Valley Green Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Valley Green’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Valley Green than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Valley Green shall promptly (and in any event within forty-eight (48) hours) notify Univest in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Valley Green or any Valley Green Representatives, in each case in connection with any Valley Green Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Valley Green agrees that it shall keep Univest informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Valley Green Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Univest in connection with the transactions contemplated by this Agreement (including the Merger), the Valley Green Recommendation, or make any statement, filing or release, in connection with the Valley Green Shareholders’ Meeting or otherwise, inconsistent with the Valley Green Recommendation (it being understood that taking a neutral position or no position with respect to a Valley Green Acquisition Proposal shall be considered an adverse modification of the Valley Green Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Valley Green Acquisition Proposal; or (iii) enter into (or cause Valley Green or any Valley Green Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Valley Green Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Valley Green to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of Valley Green Shareholders’ Meeting, the Valley Green Board of Directors may approve or recommend to the shareholders of Valley Green a Superior Proposal and withdraw, qualify or modify the Valley Green Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Valley Green Subsequent Determination”) after the fifth (5th) business day following the receipt by Univest of a notice (the “Notice of Superior Proposal”) from Valley Green advising Univest that the Valley Green Board of Directors has decided that a bona fide unsolicited written Valley Green Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Valley Green shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Valley Green proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Valley Green Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Valley Green’s shareholders under applicable law and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Univest since its receipt of such Notice of Superior Proposal (provided, however, that Univest shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Valley Green Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Valley Green Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Valley Green or the Valley Green Board of Directors from (i) complying with Valley Green’s obligations under Rule 14d-9 (as if such rule were applicable to Valley Green) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to Valley Green that the failure to make such disclosure to Valley Green’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9. Reserves and Merger-Related Costs.

Valley Green agrees to consult with Univest with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Univest and Valley Green shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Univest shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Univest shall have irrevocably certified to Valley Green that all conditions set forth in Article IX to the obligation of Univest to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

Valley Green shall permit representatives of Univest (no more than two) to attend any meeting of the Board of Directors of Valley Green or the Executive and Loan Committees thereof as an observer, provided that Valley Green shall not be required to permit the Univest representatives to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Univest’s participation.

6.11. Affiliate Letters.

Valley Green shall deliver to Univest, concurrently with the execution of this Agreement, the Valley Green Affiliate Letters.

ARTICLE VII

COVENANTS OF UNIVEST

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Valley Green (which shall not be unreasonably withheld, conditioned or delayed) Univest will, and it will cause each Univest Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Univest agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Univest Disclosure Schedule 7.1(b), (iii) consented to by Valley Green in writing in advance, or (iv) required by any Bank Regulator, Univest will not, and it will cause each Univest Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Univest Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Valley Green Common Stock or that would materially impede Univest’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(4) agree to or make any commitment to, take, or adopt any resolutions of board of directors of Univest in support of, any of the actions prohibited by this Section 7.1(b).

7.2. Maintenance of Insurance.

Univest shall maintain, and cause each Univest Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Univest will promptly supplement or amend the Univest Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Univest Disclosure Schedule or that is necessary to correct any information in such Univest Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Univest Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Univest shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Univest agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Univest.

7.6. Failure to Fulfill Conditions.

In the event that Univest determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Valley Green.

7.7. Affiliate Letters.

Univest shall deliver to Valley Green, concurrently with the execution of this Agreement, the Univest Affiliate Letters.

7.8. Univest Board.

Effective as of the Closing, Univest shall cause (i) Jay R. Goldstein and (ii) Michael L. Turner to be elected or appointed as members of the Board of Directors of Univest. Such directors shall (i) be appointed to the classes of Univest directors whose terms expire in 2015 and 2016, respectively, and (ii) at the conclusion of such terms, be re-nominated and recommended for re-election to serve as a member of Univest’s Board of Directors for one (1) additional three (3) year term.

7.9. Employee Matters.

(a) During the period commencing at the Effective Time, Univest shall, and shall cause each of the Univest Subsidiaries to, provide the employees of Valley Green and the Valley Green Subsidiaries who remain employed immediately after the Effective Time with (i) base compensation that is no less favorable to the base compensation provided by Valley Green and the Valley Green Subsidiaries on the date of this Agreement and (ii) employee benefits that are provided to similarly situated employees of Univest and the Univest Subsidiaries.

(b) After the Closing Date, the Valley Green Benefit Plans may, at Univest’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Univest shall amend the Valley Green 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Valley Green employees in the applicable Univest 401(k) plan. Following such action, Univest will continue to maintain the individual participant accounts under the Valley Green 401(k) plan until such time as the Valley Green 401(k) plan assets are merged with and into the applicable Univest 401(k) plan in accordance with the requirements of Code Section 414(1). In all events, Valley Green 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(c) Employees of Valley Green or any Valley Green Subsidiary who become participants in a Univest Benefit Plan shall, except with respect to any Univest defined benefit pension plan, be given credit for service as an employee of Valley Green or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Valley Green or any Valley Green Subsidiary shall not be eligible to participate in any Univest defined benefit pension plan within the meaning of ERISA Section 3(2).

(d) This Agreement shall not be construed to limit the ability of Univest or Univest Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e) In the event of any termination of any Valley Green health plan or consolidation of any Valley Green health plan with any Univest health plan, Univest shall make available to employees of Valley Green or any Valley Green Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Univest employees. Unless an employee of Valley Green or any Valley Green Subsidiary affirmatively terminates coverage under a Valley Green health plan prior to the time that such employee becomes eligible to participate in the Univest health plan, no coverage of any of the employees of Valley Green or any Valley Green Subsidiary or their dependents shall terminate under any of the Valley Green health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Univest and their dependents. In the event of a termination or consolidation of any Valley Green health plan, terminated Valley Green and Valley Green Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Univest in accordance with COBRA and/or other applicable law. With respect to any employee of Valley Green or any Valley Green Subsidiary, any coverage limitation under the Univest health plan due to any pre-existing condition shall be waived by the Univest health plan to the degree that such condition was covered by the Valley Green health plan and such condition would otherwise have been covered by the Univest health plan in the absence of such coverage limitation.

(f) In the event Univest terminates the employment (other than for circumstances reasonably constituting cause) of any employees of Valley Green (other than employees of Valley Green who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment or upon a change of control of Valley Green) on or prior to the date which is eighteen (18) months after the Closing Date, Univest shall pay severance benefits to such employees equal to two (2) week’s salary for each full year of service with Valley Green. If an employee is paid on an hourly-rate basis, salary shall mean the weekly amount of base wages paid for the number of hours of work contemplated by such person’s normal weekly work schedule, and if the employee is a commissioned employee, salary shall mean the base pay rate, if any, plus the average weekly amount of commissions received by such employee in the prior twelve (12) months.

(g) Univest agrees to honor, or cause one of the Univest Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Valley Green Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Univest or any of the Univest Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law. Univest will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on Valley Green Disclosure Schedule 4.8(a).

(h) Univest shall establish a retention bonus pool equal to twenty percent (20%) of the aggregate base salary for employees jointly designated in writing by Univest and Valley Green (other than employees of Valley Green who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Valley Green, except as provided on Valley Green Disclosure Schedule 4.8(a)) in order to help retain key employees. Such bonuses shall be payable after the Effective Date on a date jointly determined by Univest and Valley Green in the event that the designated employee remains employed by Valley Green, Univest or Univest Bank, as the case may be, until the Effective Date or a date thereafter jointly determined by Univest and Valley Green; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date. With the prior consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed, Valley Green shall establish the amount of the retention bonus for each such employee.

(i) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Valley Green or Univest Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10. Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Univest shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Valley Green (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Valley Green or a Valley Green Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Valley Green under the PBC and under Valley Green’s articles of incorporation and bylaws. Univest shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Valley Green under the PBC and under Valley Green’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Univest (but the failure so to notify Univest shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Univest) and shall deliver to Univest the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by Univest, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Univest and the Indemnified Party. Nothing contained in this Section 7.10 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Valley Green may have under applicable law or regulation or Valley Green’s articles of incorporation, bylaws, or the equivalent documents of any Subsidiary of Valley Green, as applicable, in each case as in effect on the date hereof, which Univest agrees to honor in accordance with their terms.

(b) In the event that either Univest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Univest shall assume the obligations set forth in this Section 7.10.

(c) Univest shall maintain, or shall cause Univest to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Valley Green (provided, that Univest may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Univest be required to expend per year pursuant to this subsection more than 150% of the annual cost currently expended by Valley Green with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Univest shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Valley Green agrees in order for Univest to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Univest provided under this Section 7.10 are intended to be enforceable against Univest directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Univest.

7.11. Stock Reserve.

Univest agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Exchange Listing.

Prior to the Effective Date, Univest will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Univest Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Univest Common Stock to be issued in the Merger.

7.13. Valley Green Bank Division.

Upon completion of the Merger, Univest and Univest Bank shall cause Univest Bank to establish and operate a separate banking division of Univest Bank to be named “Valley Green Bank, a Division of Univest Bank (the “Valley Green Bank Division”) and shall operate the Valley Green Bank Division for a period of twenty-four (24) months following the Effective Date on the terms, and within the parameters, outlined on Valley Green Disclosure Schedule 7.13. The Valley Green Bank Division shall consist of all branches of Valley Green Bank on the Effective Date and any other branches of Univest Bank located within the City of Philadelphia and shall include the geographic region outlined on Valley Green Disclosure Schedule 7.13. Univest Bank will utilize the Valley Green Bank Division in the further expansion of its business in Valley Green’s primary market area. The offices and operations of the Valley Green Bank Division will be branded using the name “Valley Green Bank, a Division of Univest Bank.”

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) Valley Green will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Valley Green Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Valley Green’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Valley Green shareholders (the “Valley Green Recommendation”) and otherwise support the Merger.

(b) Univest will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Univest Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Univest’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Univest shareholders (the “Univest Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Univest Common Stock to be offered to holders of Valley Green Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Valley Green Shareholders’ Meeting and the Univest Shareholders’ Meeting, Univest shall draft and prepare, and Valley Green shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Valley Green shareholders and the Univest shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Univest shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Univest and Valley Green shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Valley Green and Univest shall thereafter promptly mail the Proxy Statement-Prospectus to the Valley Green shareholders and the Univest shareholders. Univest shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Valley Green shall furnish all information concerning Valley Green and the holders of Valley Green Common Stock as may be reasonably requested in connection with any such action.

(b) Valley Green shall provide Univest with any information concerning itself that Univest may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Univest shall notify Valley Green promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Valley Green promptly copies of all correspondence between Univest or any of its representatives and the SEC. Univest shall give Valley Green and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Valley Green and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Univest and Valley Green agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Valley Green Common Stock entitled to vote at the Valley Green Shareholders Meeting and to the holders of the Univest Common Stock entitled to vote at the Univest Shareholders Meeting at the earliest practicable time.

(c) Valley Green and Univest shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Valley Green shall cooperate with Univest in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Univest shall file an amended Registration Statement with the SEC, and Valley Green shall mail an amended Proxy Statement-Prospectus to the Valley Green shareholders and Univest shall mail an amended Proxy Statement-Prospectus to the Univest shareholders. If requested by Univest, Valley Green shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Valley Green, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Valley Green and Univest will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within 45 days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Valley Green and Univest will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Valley Green or Univest to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Valley Green shall have the right to review and approve in advance all characterizations of the information relating to Valley Green and any Valley Green Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Univest shall give Valley Green and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Valley Green and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Univest shall notify Valley Green promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Univest Subsidiaries or the Valley Green Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Univest Subsidiary or Valley Green Subsidiary, as applicable. Without limiting the foregoing, senior officers of Univest and Valley Green shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Valley Green and the Valley Green Subsidiaries, in accordance with applicable law, and Valley Green shall give due consideration to Univest’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Univest nor any Univest Subsidiary shall, under any circumstance, be permitted to exercise control of Valley Green or any Valley Green Subsidiary prior to the Effective Time; provided, however, neither Univest nor Valley Green shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) Valley Green shall provide Univest Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Valley Green shall provide Univest Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. To the extent requested by Univest, Valley Green shall provide Univest copies of minutes of meetings of the Board of Directors and the committees thereof.

(c) Each of Univest and Valley Green shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Valley Green Subsidiary or Univest Subsidiary, as applicable, under any labor or employment law.

8.5. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Valley Green shall, and shall cause each Valley Green Subsidiary to, afford to Univest and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Valley Green and each Valley Green Subsidiary will furnish Univest and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Univest or its representatives shall from time to time reasonably request.

(b) Univest agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Valley Green and the Valley Green Subsidiaries.

(c) In addition, Valley Green shall permit employees of Univest reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Valley Green and any Valley Green Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Univest or any Univest employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Univest shall hold in confidence all confidential information of Valley Green on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Univest will continue to comply with the terms of such Confidentiality Agreement.

8.6. Valley Green Director and Officer Agreements.

(a) Prior to the Effective Time, each individual who is a director of Valley Green on the date of this Agreement shall have executed an agreement, substantially in the form included in Univest Disclosure Schedule 8.6(a), restricting the individual, for a period of two (2) years from the Effective Date, from investing in a de novo bank or serving on the board of directors of a bank in the same geographic market as Univest Bank.

(b) Valley Green shall use commercially reasonable efforts to cause the employees listed on Univest Disclosure Schedule 8.6(b) to execute as soon as practicable, and in no event later than fifteen (15) business days after the date of this Agreement, non-solicitation agreements substantially in the form included in Univest Disclosure Schedule 8.6(b) in consideration for the payments set forth on Univest Disclosure Schedule 8.6(b).

(c) Prior to the Effective Time, Univest shall offer to enter into and shall execute and deliver to Valley Green employment agreements with Jay R. Goldstein, Robert J. Marino, and Algot F. Thorell, Jr. in the form included in Univest Disclosure Schedule 8.6(c) (the “Employment Agreements”).

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Valley Green and by the requisite vote of the shareholders of Univest.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Valley Green or Univest, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Valley Green, Univest Bank, and Univest or materially impair the value of Valley Green to Univest or of Univest and Univest Bank to Valley Green.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Univest Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Univest shall have received an opinion of Stevens & Lee, P.C., and Valley Green shall have received an opinion of Stradley Ronon Stevens &Young, LLP each reasonably acceptable in form and substance to Univest and Valley Green, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Univest and Valley Green and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Valley Green shareholders and the Univest Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Univest Common Stock. The shares of Univest Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(g) Employment Agreements. The Valley Green employees and Univest shall have executed the Employment Agreements.

9.2. Conditions to the Obligations of Univest under this Agreement.

The obligations of Univest under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Valley Green (other than in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Valley Green pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley Green, (ii) each of the representations and warranties of Valley Green set forth in Section 4.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Valley Green set forth in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Valley Green shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Valley Green shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Valley Green or any Valley Green Subsidiary.

(e) Appraisal Rights. Not more than 10% of the outstanding shares of the Valley Green Common Stock shall constitute Dissenter Shares.

(f) Director and Employee Agreements. The Valley Green directors shall have executed the agreements referred to in Section 8.6(a) and, to the extent required by Univest Disclosure Schedule 8.6(b), the Valley Green employees listed on Univest Disclosure Schedule 8.6(b) shall have executed the non-solicitation agreements referred to in Section 8.6(b) in consideration of the payment of the amounts set forth on Univest Disclosure Schedule Section 8.6(b).

(g) Officer’s Certificate. Valley Green shall have delivered to Univest a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of Valley Green under this Agreement.

The obligations of Valley Green under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Univest (other than in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.2, 5.3 and 5.6) set forth in this Agreement or in any certificate or agreement delivered by Univest pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Univest, (ii) each of the representations and warranties of Univest set forth in Section 5.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Univest set forth in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and 5.6 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Univest shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Univest shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Univest or Univest Bank.

(e) Payment of Merger Consideration. Univest shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Valley Green with a certificate evidencing such delivery.

(f) Officer’s Certificate. Univest shall have delivered to Valley Green a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Valley Green:

(a) at any time by the mutual written agreement of Univest and Valley Green;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Valley Green) or Section 9.3(a) (in the case of a breach of a representation or warranty by Univest);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Valley Green) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Univest);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Univest and Valley Green; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of Valley Green fail to approve the transactions contemplated by this Agreement at a special meeting of Valley Green shareholders called for that purpose; or (ii) the shareholders of Univest fail to approve the transactions contemplated by this Agreement at a special meeting of Univest shareholders called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Univest if Valley Green has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Valley Green Board of Directions has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Univest, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of Valley Green if Valley Green has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Valley Green Board of Directors has made a determination to accept such Superior Proposal; or

(i) by Valley Green, if the Valley Green Board of Directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(x) the Univest Determination Date Market Value shall be less than the Initial Univest Market Value multiplied by 0.80; and

(y) the Univest Ratio shall be less than the Index Ratio minus 0.20; subject, however, to the following: if Valley Green elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Univest and Univest shall, for a period of five (5) business days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Valley Green Common Stock, in the form of Univest Common Stock, by adjusting the Exchange Ratio to an amount which, when multiplied by the Univest Determination Date Market Value equals the lesser of (x) $27.00 or (y) the product of (i) $27.00 and (ii) the Index Ratio. If within such five (5) business day period, Univest delivers written notice to Valley Green that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period, and (ii) the date of the Valley Green Shareholders’ Meeting.

“Final Index Price” shall be the average of the daily closing sale price of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall be the average of the daily closing sale price of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the Starting Date.

“Initial Univest Market Value” shall be the average of the daily closing sale price of a share of Univest Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Starting Date, adjusted as indicated in the last sentence of this Section 10.1(i).

“Univest Determination Date Market Value” shall be the average of the daily closing sale prices of a share of Univest Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Determination Date.

“Univest Ratio” means the quotient obtained by dividing the Univest Determination Date Market Value by the Initial Univest Market Value.

“Starting Date” means the last trading day before the date of this Agreement.

If Univest or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Univest Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, 11.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Univest or Valley Green pursuant to Section 10.1(e) following failure of the shareholders of Valley Green to approve the transactions contemplated by this Agreement and, prior to the Valley Green Shareholders’ Meeting, any person shall have proposed or publicly announced a Valley Green Acquisition Proposal, Valley Green shall pay to Univest the Univest Expense Reimbursement Fee within five (5) business days after Univest makes written demand therefor. Such payment shall be made by wire transfer of immediately available funds.

(iv) In the event that this Agreement is terminated by Univest pursuant to Section 10.1(g) or by Valley Green pursuant to Section 10.1(h), Valley Green shall pay to Univest the Univest Termination Fee within five (5) business days after Univest makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Univest.

(c) For purposes of this Agreement, the “Univest Expense Reimbursement Fee” shall mean the lesser of (i) the amount of Univest’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $500,000. For purposes of this Agreement, the “Univest Termination Fee” shall mean $3.0 million.

(d) The right to receive payment of the Univest Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section, and under no circumstances shall Univest be entitled to receive both the Univest Termination Fee and the Univest Expense Reimbursement Fee.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Valley Green), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Valley Green and Univest, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Valley Green’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Univest and Valley Green mutually agree to be bound by the terms of the confidentiality agreement dated May 8, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

Valley Green and Univest shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Valley Green nor Univest shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(a), 2.5(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.13.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Univest, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:

If to Univest, to:	Jeffrey M. Schweitzer President and Chief Executive Officer Univest Corporation of Pennsylvania 14 North Main Street Souderton, Pennsylvania 18964

With required copies (which shall not constitute notice) to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19601 Fax: (610) 988-0815

If to Valley Green, to:	Jay R. Goldstein President and Chief Executive Officer Valley Green Bank 7226 Germantown Avenue Philadelphia, Pennsylvania 19119

With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Fax: (215) 564-8120

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.12(b) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, Univest, Univest Bank and Valley Green have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
Name: Jeffrey M. Schweitzer
Title: President and Chief Executive Officer

UNIVEST BANK AND TRUST CO.

By:	/s/ Jeffrey M. Schweitzer
Name: Jeffrey M. Schweitzer
Title: Senior Executive Vice President

VALLEY GREEN BANK

By:	/s/ Jay R. Goldstein
Name: Jay R. Goldstein
Title: President and Chief Executive Officer

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